                                                                  Exhibit 10(ii)


This letter agreement signed for reference the14th day of February, 2000

Between;

Growth Works Capital Ltd. (WOF)                                    Fax: 669 7605
(Managers of Working Opportunity Fund (EVCC) Ltd.
Attention:        Mike Phillips
and

MDS Ventures Pacific Inc. (MDS)                                    Fax: 872 2977
Attention:        David Scott
and

Service Systems International Ltd. (SSI)

and

UV Systems Technology Inc. (UVST)


The purpose of this letter agreement is to purchase from WOF and MDS, all Class B common shares and Class A Preferred shares of UVST owed by WOF and MDS., by issue of common shares of Service Systems International Ltd.

Accrued interest up to the date of completing the purchase of the UVST shares held by WOF and MDS will be cancelled. These amounts currently are C$182,361 owing to WOF and C$39,222 owing to MDS.

The principal amount of loans owing to WOF, C$1,301,098 and MDS, C$275,000 will be converted into common shares of SSI at US$0.50 per share. Using an exchange rate of 1.46, the value per share is C$0.73 per share. This equates to 1,782,326 shares of SSI for WOF ($1,301,098/.073) and 376,712 shares for MDS ($275,000/0.73).

With respect to the UVST Class A preferred shares held by WOF and MDS we will convert the full C$2,000,000 into SSI shares and would provide 1,027,397 shares to WOF and 1,027,397 to MDS.

All Class B common shares of UVST held by WOF and MDS will be transferred to SSI.

Currently there are a total of 14,981,090 shares of SSI issued and outstanding. Under this purchase for all UVST shares held by WOF and MDS to SSI we would issue additional shares totaling 4,213,832 bringing the total outstanding share of SSI to 19,194,922. WOF and MDS or the assigns agree to vote their respective shares as directed by the current Managing Directors, KF and JG until August 31, 2001.

A summary of this share transactions follows.

CURRENT SHARES OUTSTANDING IS SSI                                                14,981,090

WOF
Conversion of loan principal                         1,782,326
Conversion of Class A shares                         1.027,397                    2,809,723

MDS
Conversion of loan principal                           376,712

Conversion of Class A shares                         1.027,397                    1,404,109
                                                     ---------                    ---------

         Total Shares issued and outstanding (post transaction)                  19,194,922
                                                                                 ==========

Ken Fielding (KF) and John Gaetz (JG) will agree to a restriction on the sale of their shareholdings. This restriction will remain in force until WOF has sold or had an offer to sell at market price, 1,274,000 shares, thereafter the opportunity to sell shall be on the basis of 50% WOF and 50% MDS until a further 1,000,000 shares have been sold at market prices, and thereafter the opportunity to sell shall be on the basis of, 25% WOF, 25% MDS, 25% KF and 25% JG. If for purposes of financing the needs of UVST, KF and JG wish to sell shares prior to the completion of sales by WOF and MDS (in priority to KF and JG) than KF and JG may apply to WOF and MDS for permission to do so; which permission will not be unreasonably withheld.

The shares issued in this transaction are issued under Regulation S and are restricted under US law, are being acquired for investment, may be transferred under Regulation S requirements or an exemption from registration acceptable to SSI. Thereafter, SSI will assist WOF and MDS to sell their position as and if opportunities present themselves

Except for existing warrants or convertible debt instruments, SSI will restrict the issues of additional shares. The issue of new shares will be tied to the sale of WOF and MDS shares. In this regard, we will accept a restriction that no more then 5.0 million shares will be issued until 50% of the total stock issued to WOF and MDS has sold or had an offer to sell at market price and that no more than 10.0 million shares will be issued until all of the shares of WOF and MDS have been sold.

SSI will convert its loans into equity of UVST unless bonding agents or lenders agree it is not necessary to do so.

The above is subject to internal approval of the parties and regulatory advise/approval if and as needed. SSI will present this to its US legal counsel for confirmation of any regulatory requirements.

This agreement may be executed by facsimile and by counterpart.


SERVICE SYSTEMS INTERNATIONAL LTD.          GROWTH WORKS CAPITAL
                                            (As Managers of Working Opportunity Fund (EVCC) Ltd.)
-----------------------------------
Ken Fielding, President                     ----------------------------------------------------
                                            M. E. Phillips, Senior VP, Investments
-----------------------------------
J R Gaetz, Vice President                   MDS VENTURES PACIFIC INC.

UV SYSTEMS TECHNOLOGY INC                   ---------------------------------------

-----------------------------------
Ken Fielding, President

-----------------------------------
J R Gaetz, Executive Vice President

                                                                            2